Exhibit (d)(viii)

LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of May 11, 2004, by and among Theravance, Inc., a Delaware corporation (the “Company”),                        (“Stockholder”), and SmithKline Beecham Corporation, a Pennsylvania corporation (“GSK”).  The Company, Stockholder and GSK are individually referred to herein as a “Party” and are collectively referred to herein as the “Parties.”  The Company’s Board of Directors is referred to herein as the “Board.”

WITNESSETH:

WHEREAS, the Company and GSK have entered into that certain Class A Common Stock Purchase Agreement dated as of March 30, 2004 (the “Purchase Agreement”), which provides for, among other things, the purchase by GSK of shares of the Company’s Class A Common Stock (the “Class A Stock”);

WHEREAS, the Company and Glaxo Group Limited, a limited liability company organized under the laws of England and Wales (“GGL”) have entered into that certain Strategic Alliance Agreement dated as of March 30, 2004 (the “Alliance Agreement”) pursuant to which, among other things, the Company will grant GGL an option to develop and commercialize certain therapeutic compounds on an exclusive, worldwide basis;

WHEREAS, the Company’s Restated Certificate of Incorporation (the “Restated Certificate”) and that certain Governance Agreement by and between the Company, GGL, GSK and GlaxoSmithKline plc, a public limited company organized under the laws of England and Wales, of even date herewith (the “Governance Agreement”) provides for (i) a redemption of 50% of certain outstanding Common Stock of the Company (the “Call”) or, in the alternative, (ii) the right of certain holders of Common Stock to require the Company to redeem up to 50% of the shares of Common Stock held by such holder (the “Put”); and

WHEREAS, to induce GSK to enter into the Purchase Agreement and the Governance Agreement and to induce GGL to enter into the Alliance Agreement and the Governance Agreement, the Company and Stockholder desire to enter into this Agreement with GSK.

NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Restrictions on Sales.

a.             For purposes of this Agreement, the term “Stockholder Shares” shall include               shares of the Company’s Common Stock (the “Common Stock”) and options to purchase               shares of the Company’s Common Stock and the shares issued upon exercise thereof, owned as of the date of this Agreement directly by Stockholder (including holding as a custodian) or with respect to which Stockholder has beneficial ownership within the rules and regulations of the United States Securities and Exchange Commission.

b.             Subject to Sections 2 and 3 below, Stockholder hereby agrees on behalf of himself and any transferee or assignee of any Stockholder Shares, during the period beginning from the Effective Date (as such term is defined in the Alliance Agreement) and ending on the Call/Put Termination Date (as such term is defined in the Governance Agreement), not to offer, sell, contract to sell, pledge, grant any option, right or warrant to purchase, sell any option or contract to purchase, purchase any option or contract to sell, make any short sale, otherwise dispose of, directly or indirectly, 50% of the Stockholder Shares (the “Restricted Stockholder Shares”) (or any security that includes, relates to, or derives any significant part of its value from the Stockholder Shares or from the class(es) of shares of which the Stockholder Shares form a part), or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk or benefit of ownership of the Restricted Stockholder Shares, whether any of the foregoing transactions is to be settled by delivery of shares, in cash or otherwise. The foregoing restrictions are expressly agreed to preclude the Stockholder from engaging in any hedging or other transaction that is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Stockholder Shares (even if such shares would be disposed of by someone other than the Stockholder).

c.             For the avoidance of doubt, the Parties hereby acknowledge and agree that, notwithstanding anything to the contrary herein, Stockholder shall be subject to having the Stockholder Shares held by Stockholder redeemed pursuant to the Call provisions of the Restated Certificate and the Governance Agreement.  Stockholder hereby agrees, however, not to exercise Stockholder’s Put right pursuant to the Restated Certificate and the Governance Agreement with respect to the Restricted Stockholder Shares.

2.             Permitted Transfers.  Notwithstanding anything to the contrary in the foregoing, Stockholder may, transfer Restricted Stockholder Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iii) with the prior written consent of GSK; provided, however, that the Stockholder Shares will remain subject to any restrictions on transfer set forth in the agreement pursuant to which such Stockholder Shares were originally issued.  For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.  The undersigned Stockholder also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of Restricted Stockholder Shares except in compliance with the foregoing restrictions.

3.             Termination of Restrictions.  The obligations of and restrictions upon Stockholder pursuant to this Agreement shall no longer apply in the event of (i) Stockholder’s Involuntary Termination (as such term is defined below) or (ii) a Change in Control (as such term is defined in the Governance Agreement) of the Company approved by a majority of the Independent Directors (as defined in the Governance Agreement) and consummated prior to July 1, 2007 that results in payment or issuance prior to such date of cash or securities with a fair market value prior to such date (as determined in good faith by a majority of the Board) equal to or greater than $12.50 per share of Common Stock (appropriately adjusted to take into account stock dividends, stock splits, recapitalization and the like).  For purposes of this Section 3, “Involuntary Termination” shall mean the termination of Stockholder’s service as an employee, consultant or member of the Board which occurs by reason of: (i) his involuntary dismissal or discharge by the Company for reasons other than Misconduct (as such term is defined below), or (ii) his voluntary resignation following (A) a change in his position with the Company which materially reduces his level of responsibility, (B) a material reduction in his level of compensation (including base salary, fringe benefits and participation in bonus or incentive programs) or (C) a relocation of his place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company without the individual’s consent.  “Misconduct” shall mean the commission of any material act of fraud, embezzlement or dishonesty by Stockholder, any material unauthorized use or disclosure by such person of confidential information or trade secrets of the Company, or any other intentional material misconduct by such person adversely affecting the business or affairs of the Company.

4.             Legend on Share Certificates.  Each certificate representing any Restricted Stockholder Shares shall be endorsed by the Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A LOCK-UP AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID LOCK-UP AGREEMENT.”

5.             Specific Enforcement.  It is agreed and understood that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any other Party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order.  Further, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

6.             Captions.  The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

7.             Notices.  All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile or similar writing) and shall be given:

If to the Company:

Theravance, Inc.

901 Gateway Boulevard

South San Francisco, CA 94080

Facsimile:

Attn: General Counsel

With a copy to:

Gunderson Dettmer et al.

155 Contitution Drive

Menlo Park, CA  94025

Facsimile:

Attn: Christopher D. Dillon

Jay K. Hachigian

If to Stockholder:

Rick E Winningham

c/o Theravance, Inc.

901 Gateway Boulevard

South San Francisco, CA 94080

Facsimile:

If to GSK:

SmithKline Beecham Corporation

One Franklin Plaza (FP2355)

200 N. 16th Street

Philadelphia, PA  19102

Attn:  Company Secretary

Facsimile:

With a copy to:

GlaxoSmithKline

One Franklin Plaza (FP2355)

200 N. 16th Street

Philadelphia, PA  19102

Facsimile:

Attn:  Corporate Law

and with a copy to:

GlaxoSmithKline

Greenford Road

Greenford

Middlesex

UB6 0HE

United Kingdom

Attn:  Vice President, Worldwide Business Development

Facsimile:

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate answerback is received or (ii) if given by any other means, when delivered at the address specified in this Section 7.

8.             Amendments and Waivers.  Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (i) the Company, (ii) Stockholder, and (iii) GSK.  Any amendment or waiver so effected shall be binding upon all the Parties hereto.

9.             Stock Splits, Stock Dividends, etc.  In the event of any issuance of shares of the Company’s securities hereafter to Stockholder (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization or the like), 50% of such shares shall be deemed Restricted Stockholder Shares and shall be subject to this Agreement.

10.           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.           Binding Effect.  In addition to any restriction on transfer that may be imposed by any other agreement by which any Party hereto may be bound, this Agreement shall be binding upon the Parties, their respective heirs, successors, transferees and assigns.

12.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles thereof. Any action brought, arising out of, or relating to this Agreement shall be brought in the Court of Chancery of the State of Delaware. Each Party hereby irrevocably submits to the exclusive jurisdiction of said Court in respect of any claim relating to the validity, interpretation and enforcement of this Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action suit or proceeding may not be brought or is not maintainable in such courts, or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts.  The Parties hereby consent to and grant the Court of Chancery of the State of Delaware jurisdiction over such parties and over the subject matter of any such claim and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 7, or in such other manner as may be permitted by law, shall be valid and sufficient thereof.

13.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

THERAVANCE, INC.

By:
Name:
Title:

SMITHKLINE BEECHAM CORPORATION

By:
Name:
Title:

STOCKHOLDER